Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-117857, No. 333-58642, No. 333-51425, and No. 333-44307 on Form S-8 for Pacific Premier Bancorp, Inc. and Subsidiaries, of our report dated March 14, 2013 with respect to the consolidated statement of financial condition of Pacific Premier Bancorp, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. for the year ended December 31, 2012.

/s/ Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
March 14, 2013